Exhibit 99.1

Allied Esports Entertainment Announces Appointment of Anthony A. Hung as Chief Financial Officer

IRVINE, Calif. (September 30, 2019) – Allied Esports Entertainment (NASDAQ: AESE) (“Allied Esports” or the “Company”), a global esports entertainment company, today announced the appointment of Anthony A. Hung as Chief Financial Officer of the Company, effective September 24, 2019. After helping lead the successful business combination of Black Ridge Acquisition Corp., Allied Esports International, Inc. and WPT Enterprises, Inc., that formed the Company and was completed last month, Kenneth DeCubellis stepped down from his role as Chief Financial Officer and Treasurer on September 24, 2019. Mr. DeCubellis will remain with the Company through the end of the year as a consultant to help ensure a smooth transition.

Mr. Hung brings nearly 30 years of finance, strategy and operational expertise to Allied Esports Entertainment. Before joining the Company, he served as the CEO and CFO of Audio Design Experts, a privately held provider of premier audio solutions for leading consumer brands around the world. At Audio Design Experts, Mr. Hung established and oversaw all corporate activities including sales, marketing, finance, legal, operations, supply chain logistics, customer service and human resources. In his role, he successfully developed and implemented the company’s strategic plan targeting the high growth wireless smart audio market and oversaw the launch of five award-winning audio consumer products.

Prior to his role at Audio Design Experts, Mr. Hung held a number of financial and operational positions at companies primarily in the media and entertainment, software and venture capital industries. Mr. Hung was Senior Vice President, Business Development and Sales for Cooking.com where he oversaw the e-commerce services business as well as advertising sales operations. He also served as the Chief Financial Officer of Golden Eye Dealership Solutions, a software-as-a-service start-up focused on automotive dealerships. Prior to this, he was General Partner at DynaFund Ventures, a $220 million venture capital fund, and he also held positions of increasing responsibility in finance and strategy at The Walt Disney Company (NYSE:DIS). He began his career as an investment banker at Donaldson, Lufkin & Jenrette Securities. Mr. Hung holds a Master of Business Administration degree from the Anderson School at UCLA and a Bachelor of Arts degree in Economics from Harvard College.

“Tony is an experienced and talented executive whose track record demonstrates not only his keen understanding of finance and capital markets, but also his ability to create and execute operational strategies,” said Frank Ng, Chief Executive Officer of Allied Esports Entertainment. “I am confident Tony will effectively lead our finance functions and contribute more broadly to our success as a pioneer in the rapidly emerging multi-billion dollar competitive entertainment sector.”

Mr. Hung commented, “I am excited to join Allied Esports Entertainment’s senior management team and build on the significant progress already made to position the company for profitable growth. In an exciting and burgeoning industry, I am delighted to have the opportunity to draw on my experience to help us deliver top of the line in-person experiences, content and online services to our customers while increasing shareholder value.”

On behalf of the Company, Frank Ng stated, “I wish Ken the best in his future endeavors and would like to thank him for his partnership in ensuring a smooth CFO transition. Thanks in part to his efforts, Allied Esports Entertainment is in a great position to unlock tremendous business potential within our incredibly exciting industry.”

1

About Allied Esports Entertainment

Allied Esports Entertainment (NASDAQ: AESE) is a global esports entertainment venture dedicated to providing transformative live experiences, multiplatform content and interactive services to audiences worldwide through its strategic fusion of two powerful entertainment brands: Allied Esports and the World Poker Tour (WPT). Allied Esports Entertainment was created in August 2019 when Black Ridge Acquisition Corp. completed its business combination with Allied Esports and WPT Enterprises.

Allied Esports (alliedesports.gg) is an award-winning, innovative esports company comprised of a global network of dedicated esports properties and content production facilities. Its mission is to connect players, streamers and fans around the world through integrated arenas, including its flagship venue, HyperX Esports Arena Las Vegas, its fleet of mobile esports trucks, the HyperX Esports Trucks, and affiliate members of the Allied Esports Property Network, which serve as both competition battlegrounds and everyday content generation hubs.

World Poker Tour (worldpokertour.com) is the premier name in internationally televised gaming and entertainment with brand presence in land-based tournaments, television, online, and mobile. WPT ignited the global poker boom in 2002 with the creation of its iconic television show, now in its 18th season, based on a series of high-stakes poker tournaments. ClubWPT.com is a unique online membership platform that offers inside access to the WPT.

For more information about Allied Esports Entertainment and its subsidiaries, please visit alliedesportsentertainment.com.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include: the inability to recognize the anticipated benefits of the business combination; the ability to meet Nasdaq’s continued listing standards; costs related to the business combination; Allied Esports Entertainment’s ability to execute on its business plan; the ability to retain key personnel; potential litigation; and general economic and market conditions impacting demand for Allied Esports Entertainment ’s services. Allied Esports Entertainment does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #

Investor Contact:

Lasse Glassen

Addo Investor Relations

lglassen@addoir.com

424-238-6249

Media Contact:

Brian Fisher

Allied Esports Entertainment

brian@alliedesports.com

714-975-8368

2